Filed Pursuant to Rule 424(b)(3)
Registration No. 333-262207

PROSPECTUS SUPPLEMENT No. 1
(to prospectus dated August 16, 2022)

Vertical Aerospace Ltd.

240,154,769 ORDINARY SHARES

4,000,000 WARRANTS TO PURCHASE ORDINARY SHARES

This prospectus supplement amends and supplements the prospectus contained in our Post-effective Amendment No. 2 to our Registration Statement on Form F-1 (Registration Statement No. 333-262207), effective as of August 15, 2022 (as supplemented or amended from time to time, the “Prospectus”). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 6-K, which was filed with the U.S. Securities and Exchange Commission on September 26, 2022 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our ordinary shares and public warrants are listed on the New York Stock Exchange (“NYSE”) under the symbol “EVTL.” On September 23, 2022, the last reported sale price of our ordinary shares as reported on the NYSE was $8.28 per share. Our public warrants are listed on the NYSE under the symbol “EVTLW.” On September 23, 2022, the last reported sale price of our public warrants as reported on NYSE was $0.65 per warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 26, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO SECTION 13A-16 OR 15D-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of September 2022

Commission File Number: 001-41169

Vertical Aerospace Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Unit 1 Camwal Court, Chapel Street

Bristol BS2 0UW

United Kingdom

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒            Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

INFORMATION CONTAINED IN THIS REPORT ON FORM 6-K

On September 26, 2022, Vertical Aerospace Ltd. issued a press release, a copy of which is furnished as Exhibit 99.1 hereto.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Vertical Aerospace Ltd. dated September 26, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vertical Aerospace Ltd.

Date: September 26, 2022	By:	/s/ Vincent Casey
Vincent Casey
Chief Financial Officer

Exhibit 99.1

V X 4 / Flight Test Programme
Full Scale Demonstrator

Vertical Aerospace becomes the first British company in 20 years to lift off with a new aircraft

•	Vertical Aerospace has celebrated “wheels up” for the first time as its electric VX4 prototype conducted its very first airborne test

•	Vertical becomes the first British aerospace company to manufacture a new aircraft in over 20 years*

•	The new phase in its intensive test programme saw the piloted aircraft lifted from the ground under tethered conditions

•	It is hoped the VX4 will be certified in 2025

•	The test took place following the company receiving its “Permit to Fly” from the UK’s Civil Aviation Authority (CAA)

London, UK; New York, USA – [26 September 2022]

Vertical Aerospace (Vertical) [NYSE: EVTL], a global aerospace and technology company that is pioneering zero-emissions aviation, saw its VX4 eVTOL (electric vertical take-off and landing) aircraft take off from the ground for the very first time over the weekend.

It becomes the first British company to start flight tests with a new aircraft in over 20 years, with its full-scale, piloted prototype.

The moment marked a significant milestone as Vertical continues to progress successfully through its intensive flight test programme. The programme is expected to continue for several months, completing different stages which will involve reaching higher altitudes and speeds and demonstrating the transition from vertical to horizontal forward flight.

Press Release 26 September 2022	1

Engineers and flight technicians watched on as Chief Test Pilot, Justin Paines, took to the controls for the aircraft’s maiden take-off which saw the eight sets of aerodynamic propellers lift the aircraft from the ground at hover-thrust, while tethered to the ground for safety.

[intentionally omitted]

The company, unlike many of its competitors, decided to conduct its first flight tests with a pilot on board to prove it could meet the most stringent safety standards. To do this, Vertical Aerospace received regulatory approval in the form of a “Permit to Fly” from the Civil Aviation Authority (CAA), after demonstrating the test could be conducted safely.

The permit and the positive results of these early tests allow the teams at Vertical to progress confidently on their mission to certify the VX4 by 2025. It is hoped the aircraft will carry a pilot and four passengers and is expected to have a range of up to 100 miles with the ability to cruise at speeds of around 150 miles per hour, with a top speed of 200 miles per hour.

The company has already received more than 1,400 conditional pre-orders from some of the world’s leading airlines, operators, lessors and tourist groups including Virgin Atlantic, American Airlines, Japan Airlines and Air Asia and recently announced that American Airlines has conditionally committed to make a pre-payment for its first 50 deliveries of the VX4, [intentionally omitted].

[intentionally omitted]

Vertical’s test programme is also supported by the Aerospace Technology Institute, a UK government-industry programme designed to promote transformative technology in air transport.

Notes to editors:

*Based on research from Aviation historians, it is believed this is the first British-made aircraft to be launched in the last 20 years.

Vertical Aerospace’s six-stage flight test programme:

Press Release 26 September 2022	2

About Vertical Aerospace

Vertical Aerospace is pioneering electric aviation. The company was founded in 2016 by Stephen Fitzpatrick, an established entrepreneur best known as the founder of the Ovo Group, a leading energy and technology group and Europe’s largest independent energy retailer. Over the past five years, Vertical has focused on building the most experienced and senior team in the eVTOL industry, who have over 1,700 combined years of engineering experience, and have certified and supported over 30 different civil and military aircraft and propulsion systems.

Vertical’s top-tier partner ecosystem is expected to de-risk operational execution and its pathway to certification allows for a lean cost structure and enables production at scale. Vertical has a market-leading pre-order book by value for more than 1,400 aircraft from global customers creating multiple potential near term and actionable routes to market. Customers include American Airlines, Virgin Atlantic, Avolon, Bristow, Marubeni, Iberojet and FLYINGGROUP, as well as Japan Airlines (JAL), Gol, Air Greenland, Gozen Holding and AirAsia, through Avolon’s VX4 placements.

Vertical’s ordinary shares and warrants commenced trading on the NYSE in December 2021 under the tickers “EVTL” and “EVTLW,” respectively.

About the VX4 eVTOL Aircraft

The VX4 is projected to be capable of transporting a pilot and up to four passengers, traveling distances of over 100 miles, and achieving top speeds of over 200 miles per hour, while producing minimal noise and zero operating emissions. The VX4 is expected to open up advanced air mobility to a whole new range of passengers and transform how we travel. Find out more: vertical-aerospace.com

Vertical Media Kit

Available here

For more information:

Vertical Media

Victoria Madden (Head of Communications)	Ambika Sharma
victoria.madden@vertical-aerospace.com	nepeanverticalteam@nepean.co.uk
+44 7885 571 989	+44 7596 474 020

Vertical Investors

Eduardo Royes

investors@vertical-aerospace.com

+1 646 200 8871

Press Release 26 September 2022	3

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements regarding the certification and the commercialization of the VX4 and related timelines, the differential strategy compared to its peer group, and the transition towards a net-zero emissions economy, expected financial performance and operational performance for the fiscal year ending December 31, 2022, as well as statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate,” “will,” “aim,” “potential,” “continue,” “are likely to” and similar statements of a future or forward-looking nature. Forward-looking statements are neither promises nor guarantees, but involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected, including, without limitation: Vertical’s limited operating history without manufactured non-prototype aircraft or completed eVTOL aircraft customer order; Vertical’s history of losses and the expectation to incur significant expenses and continuing losses for the foreseeable future; the market for eVTOL aircraft being in a relatively early stage; the potential inability of Vertical to produce or launch aircraft in the volumes and on timelines projected; the potential inability of Vertical to obtain the necessary certifications on the timelines projected; any accidents or incidents involving eVTOL aircraft could harm Vertical’s business; Vertical’s dependence on partners and suppliers for the components in its aircraft and for operational needs; the potential that certain of Vertical’s strategic partnerships (including for pilot training) may not materialize into long-term partnership arrangements; pre-orders Vertical has received for its aircraft are conditional and may be ´terminated at any time in writing prior to certain specified dates; any potential failure by Vertical to effectively manage its growth; the impact of COVID-19 on Vertical’s business; Vertical has identified material weaknesses in its internal controls over financial reporting and may be unable to remediate the material weaknesses; Vertical’s dependence on our senior management team and other highly skilled personnel; as a foreign private issuer Vertical follows certain home country corporate governance rules, is not subject to U.S. proxy rules and is subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company; and the other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission (“SEC”) on April 29, 2022, as such factors may be updated from time to time in Vertical’s other filings with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof and accordingly undue reliance should not be placed on such statements. Vertical disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise, other than to the extent required by applicable law.

Press Release 26 September 2022	4